Exhibit 3.133.3

CERTIFICATE OF MERGER

OF

MARQUETTE HOLDINGS, LLC

(a Delaware limited liability company)

with and into

HILTON INTERNATIONAL HOLDING LLC

(a Delaware limited liability company)

Dated: August 26, 2016

The undersigned limited liability company formed and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The name, jurisdiction of formation or organization and type of entity of each of the constituent entities which is to merge are as follows:

Name	Jurisdiction of Formation or Organization	Type of Entity
Marquette Holdings, LLC	Delaware	limited liability company
Hilton International Holding LLC	Delaware	limited liability company

SECOND: An Agreement and Plan of Merger has been approved and executed by Marquette Holdings, LLC, a Delaware limited liability company (the “Non-Surviving LLC”), and Hilton International Holding LLC, a Delaware limited liability company (the “Surviving LLC”).

THIRD: The name of the surviving domestic limited liability company is Hilton International Holding LLC.

FOURTH: The merger of the Non-Surviving LLC into the Surviving LLC shall be effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

FIFTH: The executed Agreement and Plan of Merger is on file at a place of business of the Surviving LLC. The address of such place of business of the Surviving LLC is 7930 Jones Branch Drive, McLean, Virginia 22102.

SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the Surviving LLC, on request and without cost, to any member of the Surviving LLC and any member of the Non-Surviving LLC.

IN WITNESS WHEREOF, the Surviving LLC has caused this Certificate of Merger to be duly executed as of the date first written above.

Hilton International Holding LLC

By:	/s/ Sean Dell’Orto
Name:	Sean Dell’Orto
Title:	Senior Vice President and Treasurer
and Authorized Person

[Certificate of Merger of Hilton International Holding LLC]